Exhibit (a)(2)

Delaware The First State	Page 1

I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “MANULIFE GA SENIOR LOAN TRUST”, CHANGING ITS NAME FROM “MANULIFE GA SENIOR LOAN TRUST” TO “MANULIFE GA TRUST”, FILED IN THIS OFFICE ON THE TWENTY-THIRD DAY OF JANUARY, A.D. 2026, AT 4:40 O`CLOCK P.M.

10346689 8100	Authentication: 202907774
SR# 20260279764	Date: 01-24-26

You may verify this certificate online at corp.delaware.gov/authver.shtml

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

1.	Name of Statutory Trust: Manulife GA Senior Loan Trust

2.	The Certificate of Amendment to the Certificate of Trust is hereby amended as follows:

The name of the Trust is changed to: Manulife GA Trust

[set forth amendment(s)]

3.	(Please complete with either upon filing or it may be a future effective date that is within 90 days of the file date) This Certificate of Amendments shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 23rd day of January 2026 AD.

By:	/s/ Ian Roke
Trustee

Name:	Ian Roke
Type or Print

State of Delaware
Secretary of State Division of Corporations
Delivered 04:40 PM 01/23/2026 FILED 04:40 PM 01/23/2026
SR 20260279764 - File Number 10346689